SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2008

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry Into a Material Definitive Agreement

License Agreement

On April 4, 2008, Achillion Pharmaceuticals, Inc. (“Achillion” or the “Company”) entered into a license and research agreement with FOB Synthesis, Inc. (“FOB”) granting Achillion an exclusive worldwide license for the research, development and commercialization of certain FOB compounds for the treatment of serious bacterial infections.

Under the terms of the agreement, Achillion will pay to FOB a $500,000 upfront license payment. FOB could also receive an additional $500,000 license payment and earn milestone payments of up to $9.5 million per product candidate based upon the achievement of certain specified development and regulatory goals. Achillion will provide FOB with funding at specified levels to collaborate with Achillion on the further characterization and development of the compounds for at least the next year. Achillion has the option to extend the research term for an additional one year period with 30 days written notice to FOB prior to the end of the first year of the research term. Achillion will pay FOB a royalty on net sales of certain future products arising from the collaboration.

The agreement may be terminated by either party based upon material uncured breaches by the other party, or, subject to continued payment by Achillion of collaboration funding for the remainder of the current research term, by Achillion at any time after providing sixty (60) days advance written notice of termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2008

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Mary Kay Fenton
Mary Kay Fenton Chief Financial Officer